Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated January 26, 2007

Foreign Exchange Strategies 1.5 Year BRIC + 2 - US Dollar Bear Note Amended Final Terms 26-Jan-07

Summary
*	100% Principal Protected, 1.5 Year USD Denominated Note, Indexed to the USD vs. Basket of Asian and Emerging market currencies

*	Principal Increases as the USD declines versus a Basket of Currencies over the next 1.5 Years

MTN Terms

Issuer:	Eksportfinans ASA (Aaa/AA+)
Type:	US MTN
Trade Date:	19-Jan-07
Settlement Date:	2-Feb-07
Maturity Date:	4-Aug-08
Notional Amount:	USD 36,618,000
Minimum Piece / Increment:	USD 1,000
Issue Price:	100.00%
The Aggregate Notional Amount of these Notes may be increased and if so, the additional Notes may be sold at a different price to public
Underwriting Fee:	0.25%
Net Proceeds:	99.75%
Principal Redemption	If Basket Performance is strictly greater than 1%: 114.25%
at Maturity:	If Basket Performance is less or equal to 1%: 100%

Basket:	Basket Constituents:
+1/6 Brazilian Real
+1/6 Russian Ruble
+1/6 Indian Rupee
+1/6 Chinese Renminbi
+1/6 Indonesian Rupiah
+1/6 Philippine Peso
- 100% US Dollar

Basket Performance:	1/6 x BRL Initial / BRL Final)
+1/6 x (RUB Initial / RUB Final)
+1/6 x INR Initial / INR Final)
+1/6 x (CNY Initial / CNY Final)
+1/6 x (IDR Initial / IDR Final)
+1/6 x (PHP Initial / PHP Final)
- 100% x (USD Initial / USD Final)

CCY Initial:	Exchange rates taken on Trade Date. For all currencies’ FX rates, the convention is CCY per USD.

CCY Final:	Exchange Rates as determined by Goldman Sachs at 10am NY Time 10 business days prior to maturity.

Principal Protection:	100% Principal Protected (if held until maturity)
This note is 100% principal protected only if held until maturity. If you sell prior to maturity, you are not guaranteed return of 100% of your principal.

CCY Initial:	BRL per USD = 2.1275
RUB per USD = 26.54
INR per USD = 44.25
CNY per USD = 7.7715
IDR per USD = 9,080
PHP per USD = 48.85
USD per USD = 1.00

Documentation:	According to the Issuer’s MTN Programme
Dealer:	Goldman Sachs & Co.
Business Days:	London and New York
Business Day Convention:	Modified Following (Unadjusted)
Listing:	None
Calculation Agent:	Goldman Sachs International
CUSIP:	28264QEV2
ISIN:	US28264QEV23
Note: This Security is 100% Principal Protected (if held until maturity)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.